Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Mississippian Trust II (the “Trust”) of our name and to the inclusion of information taken from the reports listed below in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on or about March 15, 2013:

December 31, 2012, SandRidge Mississippian Trust II Interest in Certain Properties located in Kansas and Oklahoma SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 14, 2013